EXHIBIT 10.3

                              AMENDED AND RESTATED
                       DIGITAL CINEMA FRAMEWORK AGREEMENT

     AMENDED AND RESTATED DIGITAL CINEMA FRAMEWORK AGREEMENT, dated as of September 30, 2005 (this "Agreement"), by and among ACCESS INTEGRATED TECHNOLOGY, INC., a Delaware corporation ("AIX"), ACCESS DIGITAL MEDIA, INC., a Delaware corporation ("ADM"), CHRISTIE/AIX, INC., a Delaware corporation ("Christie/AIX"), and CHRISTIE DIGITAL SYSTEMS USA, INC., a California corporation ("Christie").

                              W I T N E S S E T H :

     WHEREAS, ADM is a wholly-owned subsidiary of AIX, and Christie/AIX is a wholly-owned subsidiary of ADM;

     WHEREAS, Christie is a leading provider of digital cinema projection systems and related services;

      WHEREAS, the parties desire to implement a program for the deployment of digital cinema projection systems incorporating certain AIX technology, under which:

      (a) Christie/AIX would enter into distributor agreements ("Distributor Agreements") with film distributors ("Distributors"), which Distributor Agreements would provide, inter alia, for the payment of virtual print fees for the booking of digital titles to cinema auditoriums equipped with Digital Systems (as defined below);

      (b) Christie/AIX would enter into license agreements (or in lieu thereof such other form of agreement as the parties may determine to be suitable) ("Exhibitor License Agreements") with one or more film exhibitors ("Exhibitors"), which Exhibitor License Agreements would provide, inter alia, for the license and deployment of Digital Systems to the Exhibitor, the right to install a satellite dish on the roof of each cineplex where Digital Systems are deployed and a requirement that the Exhibitor acquire a Central Server (as defined below) as part of each Digital System deployed to the Exhibitor;

      (c) Christie would enter into service contracts ("Digital Cinema Service Contracts") with Exhibitors, under which Christie would provide to Exhibitors installation, maintenance and support services for Digital Systems deployed pursuant to the Exhibitor License Agreements;

      (d) Christie and Christie/AIX would enter into a supply agreement (the "Supply Agreement"), under which Christie would supply Digital Systems to Christie/AIX for license and deployment of such Digital Systems in accordance with the terms of the Exhibitor License Agreements; and

      (e) Christie/AIX would seek to raise at least $15,000,000 in equity financing to fund the purchase from Christie of the first 200 Digital Cinema

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Projection  Systems  (as defined  below) and  associated  Central  Servers to be
deployed  under  Exhibitor  License  Agreements,   and  would  seek  to  arrange
additional equity and/or debt financing to finance the purchase from Christie of up to an additional 3800 Digital Cinema Projection Systems and associated Central Servers for deployment under the Exhibitor License Agreements.

      WHEREAS, the parties have previously executed a Digital Cinema Framework Agreement dated as of June 21, 2005, as amended (the "Prior Agreement"),

      WHEREAS, the parties desire to amend and restate the Prior Agreement to read in its entirety as set forth herein,

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants hereinafter contained, the parties hereto agree that the Prior Agreement is hereby amended and restated to read in its entirety as set forth herein:

                                   ARTICLE I
                                     TERM

      Section 1.01. TERM. Unless terminated earlier in accordance with the provisions of this Agreement, the term of this Agreement shall commence on the date of this Agreement and shall continue until December 31, 2018, and thereafter shall be automatically extended for additional one year periods unless either party gives to the other party written notice of termination, with or without cause, at least thirty (30) days prior to the end of the original term or any one-year extension period.

                                   ARTICLE II
               DISTRIBUTOR TERM SHEETS AND DISTRIBUTOR AGREEMENTS

      Section 2.01. DISTRIBUTOR TERM SHEETS. Prior to the date of this Agreement, Christie has executed a non-binding term sheet or letter of intent with each of Disney, Fox and Universal. For a reasonable period of time after the execution of this Agreement, Christie will use commercially reasonable efforts to negotiate and sign non-binding term sheets or letters of intent or other equivalents ("Term Sheets"), on the most favorable terms possible, with each of Paramount, Sony Pictures Entertainment and Warner Brothers (together with Disney, Fox and Universal, the "Major Film Distributors"), and such other Distributors as the parties consider appropriate, regarding the payment of virtual print fees in connection with the booking of digital titles to cinema auditoriums equipped with Digital Systems. Christie and Christie/AIX will work closely together on all matters relating to the negotiation and execution of each Term Sheet, and Christie and Christie/AIX will promptly inform each other of any material changes or developments relating to the negotiation and execution of each Term Sheet.

      Section 2.02 DISTRIBUTOR AGREEMENTS. Christie has assigned to Christie/AIX the Term Sheets executed between Christie and each of Disney, Fox and Universal, and Christie/AIX will use commercially reasonable efforts to negotiate and execute a Distributor Agreement with each Distributor which is a party to such assigned Term Sheets, based on the relevant Term Sheet. When any Term Sheet is

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hereafter  executed between  Christie and a Distributor,  then, upon the written approval of Christie/AIX (which approval will not be unreasonably withheld or delayed), Christie will assign such Term Sheet to Christie/AIX and Christie/AIX will use commercially reasonable efforts to negotiate and execute a Distributor Agreement with such Distributor based on such Term Sheet. The parties may at any time choose to proceed directly to negotiation of a Distributor Agreement between Christie/AIX and a Distributor without the execution of a Term Sheet between Christie and such Distributor. Christie/AIX and Christie will work closely together on all matters relating to the negotiation and execution of each Distributor Agreement, and Christie/AIX and Christie will promptly inform each other of any material changes or developments relating to the negotiation and execution of each Term Sheet.

                                   ARTICLE III
                          EXHIBITOR LICENSE AGREEMENTS

      Section 3.01 EXHIBITOR LICENSE AGREEMENTS. Christie/AIX will use commercially reasonable efforts to negotiate and execute an Exhibitor License Agreement with appropriate Exhibitors, including the owner of the Citywalk theaters at the Universal theme parks in Orlando, Florida and Los Angeles, California. Christie/AIX and Christie will work closely together on all matters relating to the negotiation and execution of each such Exhibitor License Agreement, and Christie/AIX and Christie will promptly inform each other of any material changes or developments relating to the negotiation and execution of each such Exhibitor License Agreement.
..
                                   ARTICLE IV
                      SUPPLY OF DIGITAL SYSTEMS BY CHRISTIE

      Section 4.01. DEFINITIONS.  As used in this Agreement:

      (a) "DIGITAL CINEMA PROJECTION SYSTEM" means a digital cinema projection system consisting of a DLP Cinema(TM) 2k projector, capable of both 2-D and 3-D display, a digital cinema server, and such other system components and software as are required to meet the applicable technical specifications and any applicable system upgrade requirements specified in the Distributor Agreements and the Exhibitor License Agreements.

      (b) "CENTRAL SERVER" means, collectively, a central library server, with AIX's Theatre Command Center software (including MySQL database software) installed, connecting all Digital Cinema Projection Systems within a theatre complex, together with a storage array, computer rack, Uninterrupted Power Source (UPS), main switch and patch panel.

      (c) "DIGITAL SYSTEM" means a system consisting of one or more Digital Cinema Projection Systems and one Central Server.

      Section 4.02 SUPPLY OF DIGITAL SYSTEMS. Christie and Christie/AIX have executed a Digital System Supply Agreement dated as of August 5, 2005.

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Concurrently  with the execution of this  Agreement,  Christie and  Christie/AIX have executed an Amended and Restated Digital System Supply Agreement.

                                    ARTICLE V
                          LICENSE OF ACCESS SOFTWARE

      Section 5.01 OEM LICENSE AGREEMENT. Pursuant to this Agreement, Christie and ADM have executed an OEM License Agreement for the grant of a license by ADM to Christie to install AIX's Theatre Command Center Software to Central Servers and distribute AIX's Theatre Command Center Software as installed by Christie to such Central Servers.

                                   ARTICLE VI
                        DIGITAL SYSTEM SUPPORT SERVICES

      Section 6.01 SERVICE CONTRACTS WITH EXHIBITORS. In connection with the execution of any Exhibitor License Agreement between Christie/AIX and any Exhibitor, Christie will use commercially reasonable efforts to concurrently execute a Digital Cinema Service Contract with such Exhibitor to be coterminous with the initial term of the Exhibitor License Agreement between Christie/AIX and such Exhibitor. Christie and Christie/AIX will work closely together on all matters relating to the negotiation and execution of each Digital Cinema Service Contract, and Christie and Christie/AIX will promptly inform each other of any material changes or developments relating to the negotiation and execution of each such Digital Cinema Service Contract.

      Section 6.02 SCOPE OF SERVICES. Christie will use commercially reasonable efforts to include in any Digital Cinema Service Contract provisions:

            (a) for payment to Christie of an up front fee in an amount not to exceed $11,000 for each Digital Cinema Projection System installed, and annual per screen service fees, adjusted in accordance with any increase in the CPI index;

            (b) for at least 19/7 technical support by telephone, for twice yearly preventative maintenance services, for prompt emergency repair services, and for monitoring services; and

            (c) for assignability to an alternate service provider in the event Christie is required to assign any Digital Cinema Service Contract to an alternate service provider as may be required under such terms as may be agreed to by Christie in connection with any debt financing made available to Christie/AIX.

      Section 6.03 DELIVERY SERVICES. Christie will cooperate with AIX and Christie/AIX in connection with the efforts of AIX and Christie/AIX to become the exclusive provider of digital delivery services (whether through satellite, fiber, hard-drive or other means) to any Distributors or Exhibitors requiring such services.

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                                  ARTICLE VII
                   SERVICES PROVIDED BY AIX TO CHRISTIE/AIX

      Section 7.01. BACK OFFICE SERVICES. AIX will provide Christie/AIX with back office services, including with respect to accounting and personnel. AIX will charge Christie/AIX customary fees for providing such services, not to exceed a budgeted amount as agreed to between AIX and Christie from time to time and in any event such budgeted amount shall be agreed upon no less frequently than annually.

                                 ARTICLE VIII
                                   FINANCING

      Section 8.01. INITIAL EQUITY FINANCING. Christie/AIX will use commercially reasonable efforts to obtain, on terms and conditions acceptable to Christie/AIX in its sole discretion, at least $15,000,000 in equity financing to fund the purchase from Christie and deployment of the first 200 Digital Cinema Projection Systems and associated Central Servers to be deployed under Exhibitor License Agreements. Christie/AIX has obtained equity financing in a first tranche of $7,500,000 (the "First Tranche") and will seek to obtain equity financing in a second tranche of $7,500,000 (the "Second Tranche") for a total of $15,000,000.

      Section 8.02 DEBT AND/OR ADDITIONAL EQUITY FINANCING. Christie/AIX will use commercially reasonable efforts to arrange or obtain, on terms and conditions acceptable to Christie/AIX in its sole discretion, debt financing and/or additional equity financing to fund the purchase from Christie and deployment of up to an additional 3800 Digital Cinema Projection Systems and associated Central Servers to be deployed under Exhibitor License Agreements.

      Section 8.03 COOPERATION. Christie will use commercially reasonable efforts to assist AIX and/or Christie/AIX in securing the equity and debt financing contemplated by this Article VIII. The parties hereto will reasonably cooperate to seek to accommodate reasonable requests of funding sources with respect to any such equity or debt financing, including amendment of this Agreement or agreements entered into pursuant to this Agreement in respects which do not materially affect the economic benefits accruing to the parties under this Agreement or agreements entered into pursuant to this Agreement.

      Section 8.04 POSSIBLE EQUITY PARTICIPATION BY CHRISTIE IN CHRISTIE/AIX. Christie has elected not to participate in the funding of the First Tranche. In connection with the funding of the Second Tranche, Christie shall have the right to acquire shares of Christie/AIX in exchange for an equity investment of up to $2,000,000 on the same terms and conditions as are applicable to other equity participants in the Second Tranche. Equity participation in the Second Tranche and in any future tranches of equity investment by AccessIT or its Affiliates, and any equity participation by Christie in the Second Tranche, will be at the same price per share as equity participation in the First Tranche, i.e. for a purchase price of $75000 per share. Christie/AIX shall give Christie reasonable prior notice of the closing date of, and the material terms and conditions of,

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the Second Tranche,  and shall specify a reasonable  period of time within which
Christie shall be required to respond in order to be able to exercise its right to participate in the Second Tranche.

                                   ARTICLE IX
                                JOINT MARKETING

      Section 9.02. MARKETING AND PROMOTION. Each of Christie/AIX and Christie agree to cross-market each other's products and services and to undertake such additional promotional activities as may be agreed to between the parties from time to time; PROVIDED, HOWEVER, that neither Christie/AIX nor Christie shall be obligated to market or promote a product or service of the other party if such product or service competes with any of its own products or services.

                                   ARTICLE X
                               CASH FLOW SHARING

      Section 10.01. CASH FLOW SHARE. If Christie/AIX installs more than 200 Digital Cinema Projection Systems (with associated Central Servers), any positive cash flow generated by Christie/AIX after deducting any and all of its costs and expenses, including, without limitation, interest expenses, taxes, debt service and any and all amounts payable by Christie/AIX to AIX and/or Christie for products and services (including administrative charges) provided hereunder or under the agreements contemplated hereby (the "Cash Flow"), shall be applied as follows:

      (a) first, until all interest, principal and other amounts in respect of any debt financing have been paid in full, such amounts up to 100% of Cash Flow as are required to satisfy current debt service, debt repayment and cash retention requirements relating to such debt financing;

      (b) then, to the extent of Cash Flow remaining after application of paragraph (a) and until all applications under this paragraph (b) have been made in full:

            (i) first, such amounts up to 100% of Cash Flow as are required to pay or reserve for payment to the equityholders of Christie/AIX (the "Equityholders") a cumulative dividend (whether or not distributed) equal to 25% per annum with respect to the outstanding balance of the equity funding made available by the Equityholders to Christie/AIX; and

            (ii) second, such amounts up to 100% of Cash Flow as are required to pay or reserve for payment to the Equityholders dividends (whether or not distributed) in a total aggregate amount equal to the equity funding amount made available by the Equityholders to Christie/AIX; and

     (c) then, after all interest, principal and other amounts in respect of any debt financing and all amounts required to be paid or reserved under paragraph
(b) have been paid or reserved in full and until the end of the calendar year in which the last payment of virtual print fees is made under any of the Distributor Agreements, fifty percent (50%) of the Cash Flow shall be allocated

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to and  paided to  Christie  and fifty  percent  (50%) of the Cash Flow shall be allocated to Christie/AIX, which allocation and disposition shall be made as often as reasonably practical, but not less than annually.

      Section 10.02. DISPUTED PAYMENTS; ARBITRATION. If a dispute arises in good faith with respect to any amount due under this Agreement or any other agreement executed between any of the parties hereto as contemplated hereby, the payor shall pay any undisputed amount, if any, when and as due, and shall promptly pay such further amount as may be required upon resolution of the dispute. If any such dispute cannot be resolved by amicable discussion between the parties, such dispute shall be arbitrated in accordance with the rules, procedures and practices of the American Arbitration Association before a single arbitrator located in New York City and agreed to by the parties.

     Section 10.03. CURRENCY. All invoices hereunder shall be rendered, and all payments hereunder shall be made, in U.S. Dollars.

      Section 10.04 NO EQUITY INTEREST OR PARTNERSHIP. Nothing contained in this
Article X does give or shall be construed as giving to Christie any equity interest in Christie/AIX, or creates or shall be construed as creating any partnership or joint venture between Christie and Christie/AIX.

                                   ARTICLE XI
                        ADM CINEMA CORPORATION ROLL-IN

      Section 11.01 ADM CINEMA CORPORATION ROLL-IN. ADM Cinema Corporation, a Delaware corporation and wholly owned subsidiary of AIX ("ADM Cinema") previously purchased from Christie, and is the owner of, five (5) digital cinema projectors and related equipment (the "ADM Cinema Units") currently located at the Pavillion Movie Theater, 188 Prospect Park West, Brooklyn, NY 11215. ADM Cinema will promptly pay to Christie the unpaid purchase price of the ADM Cinema Units. Christie and Christie/AIX agree that, in connection with the deployment of Digital Systems by Christie/AIX, Christie and Christie/AIX will, upon the execution of an Exhibitor License Agreement between Christie/AIX and ADM Cinema and a Digital Cinema Service Agreement between Christie and ADM Cinema with respect to the ADM Cinema Units, proceed as follows:

      (a) Christie will invoice to ADM Cinema an $8,000 per projector installation charge payable by ADM Cinema to Christie to be provided for in the Digital Cinema Service Agreement to be entered into between ADM Cinema and Christie, and will credit against such amount the installation charges previously paid by ADM Cinema to Christie for installation of the ADM Cinema Units;

      (b) Christie will refund to ADM Cinema the full purchase price of the ADM Cinema Units as paid by ADM Cinema to Christie, less the outstanding invoice amount after credit under the invoice issued by Christie under paragraph (a) above, which invoice shall thereupon be satisfied;

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      (c) Christie will invoice  Christie/AIX  in the amount of $72,722 per unit for each of the ADM Cinema Units; and

      (d) Christie/AIX will pay the amount of such invoice to Christie.

Christie and Christie/AIX further agree that the ADM Cinema Units will be deemed included as 5 of the last 50 of the initial 200 Digital Cinema Projection Systems to be purchased by Christie/AIX from Christie.

                                  ARTICLE XII
                             USE OF CHRISTIE NAME

      Section 12.01 USE OF CHRISTIE NAME. AIX and Christie/AIX acknowledge that "Christie" is a registered trademark of Christie. Christie/AIX shall have the right to use the name "Christie" in its corporate name until such time as Christie may require discontinuation of such use by written notice thereof given by Christie to Christie/AIX. Upon any such notice, Christie/AIX shall, as promptly as reasonably possible, change its corporate name to remove "Christie" therefrom and discontinue use of the Christie name in connection with its business. For so long as the name "Christie" is included in the corporate name of Christie/AIX, Christie/AIX shall refrain from any action which may be injurious to the good reputation of Christie.

                                 ARTICLE XIII
                                  TERMINATION

      Section 13.01. TERMINATION FOR CHRISTIE BREACH. AIX or Christie/AIX may terminate this Agreement by written notice to Christie in the event Christie materially breaches or defaults in its performance under this Agreement or under the Amended and Restated Supply Agreement between Christie and Christie/AIX executed concurrently herewith, and fails to cure such breach within thirty (30) days after notice of such breach by the notifying party.

      Section 13.02 TERMINATION FOR AIX OR CHRISTIE/AIX BREACH. Christie may terminate this Agreement by written notice to AIX in the event AIX or Christie/AIX materially breaches or defaults in its performance under this Agreement or in the event Christie/AIX materially breaches or defaults in its performance under the Amended and Restated Supply Agreement between Christie and Christie/AIX executed concurrently herewith, and fails to cure such breach within thirty (30) days after notice of such breach by the notifying party.

      Section 13.03 UNAVAILABILITY OF FINANCING. Any party may terminate this Agreement by written notice to the other parties to this Agreement in the event that the continued unavailability of equity or debt financing prevents or interrupts the deployment of Digital Systems for a continuous period of more than two (2) months

      Section 13.04 OCCURRENCE OF CERTAIN EVENTS. Any party may terminate this Agreement by written notice to the other parties to this Agreement in the event

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of the filing of any petition  under any  bankruptcy law by or against any other party, the admission in writing by any other party of its inability to pay its debts when and as due, the making of any assignment for the benefit of creditors by any other party, the appointment of a receiver for any or all of the assets of any other party, the cessation of any other party's business, or the dissolution of any other party.


                                   ARTICLE XIV
                             EFFECT OF TERMINATION

      Section 14.01. GENERAL. In the event of the expiration or any termination of this Agreement, all rights and obligations of the respective parties shall terminate as of the effective date of such expiration or termination, except that (i) such expiration or termination shall not constitute a waiver of any rights that any party may have by reason of a breach of this Agreement, (ii) such expiration or termination shall not constitute a waiver of any right to receive payments that are due and owing pursuant to this Agreement, including, without limitation, any payments required to be made by any Distributor or Exhibitor utilizing the Digital Systems paid for by Christie/AIX, which payments shall continue to be made to Christie/AIX, and (iii) the provisions of Articles VIII and XVI shall continue in full force and effect in accordance with their respective terms.

                                   ARTICLE XV
                               WARRANTY DISCLAIMER

      Section 15.01. DISCLAIMER OF GENERAL WARRANTY BY AIX AND CHRISTIE/AIX. EACH OF AIX AND CHRISTIE/AIX MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE PERFORMANCE OF THEIR RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE. IN NO EVENT SHALL AIX OR CHRISTIE/AIX BE LIABLE FOR ANY SPECIAL, INCIDENTIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT
LIMITATION, LOSS OF PROFITS, REVENUES OR DATA WHETHER BASED ON BREACH OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT ANY OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIABILITY OF CHRISTIE/AIX FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, ANY DIRECT DAMAGES.

      Section 15.02. DISCLAIMER OF GENERAL WARRANTY BY CHRISTIE. CHRISTIE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE. IN NO EVENT SHALL CHRISTIE BE LIABLE FOR ANY SPECIAL, INCIDENTIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR DATA WHETHER BASED ON BREACH OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT ANY OTHER PARTY HAS BEEN ADVISED OF

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THE  POSSIBILITY  OF SUCH  DAMAGES.  THE  LIABILITY  OF CHRISTIE  FOR DAMAGES OR
ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, ANY DIRECT DAMAGES.

                                  ARTICLE XVI
                                CONFIDENTIALITY

      Section 16.01. CONFIDENTIALITY. Except as may otherwise be required by applicable law, rule and regulation, including without limitation the federal securities laws and the rules and regulations promulgated thereunder, each party agrees that for the longest period permitted by applicable law, it shall hold in strictest confidence and, without the prior written approval of the other parties hereto, not use for its own benefit or disclose to any person, firm or corporation (other than as required by applicable law) any confidential proprietary information concerning the business and affairs of the other parties hereto; PROVIDED, HOWEVER, that the foregoing limitations and restrictions shall not apply to information that (a) is or becomes generally available to the public other than as a result of a disclosure by the directors, officers, shareholders, partners, affiliates, employees, agents or advisors of any party, or (b) is or becomes available to one of the parties on a non-confidential basis from a source other than one of the other parties hereto or any of its advisors, agents or affiliates, provided that such source is not known by such other party, as the case may be, to be bound by a confidentiality agreement with or other obligation of secrecy to the other parties hereto. Each of the parties recognize that the absence of a time limitation in this Section 16.01 is reasonable and properly required for the protection of the other parties hereto and in the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, each party agrees submit to the imposition of such limitation(s) as said court shall deem reasonable.

      Section 16.02. EQUITABLE REMEDIES Each party specifically recognizes that any breach of Section 16.01 will cause irreparable injury to the other parties hereto and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each party agrees that in the event of any such breach, the other parties hereto shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. In addition, each party agrees that the provisions of Section 16.01 shall be considered separate and apart from the remaining provisions of this Agreement and shall be enforced as such.

                                 ARTICLE XVII
                                 MISCELLANEOUS

      Section 17.01. FURTHER ASSURANCES. Each party will, at any time and from time to time after the date hereof, upon the request of any other party, do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out or further effect the transactions contemplated by this Agreement. Upon request,

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

each party will cooperate, and will its best efforts to have its officers, directors and other employees cooperate, at the requesting party's expense, during and after the term of this Agreement in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving any of the other parties hereto.

      Section 17.02. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered
(a) when delivered personally or by private courier, (b) when actually delivered by registered or certified United States mail, return receipt requested and postage prepaid or (c) when sent by telecopy (provided, that, it is simultaneously electronically confirmed), addressed as follows:


      If to Christie    Christie Digital Systems USA, Inc.
                        10550 Camden Drive
                        Cypress, CA 90630
                        Attention: President

      If to Christie/AIX or AIX:

                        c/o Access Integrated Technologies, Inc.
                        55 Madison Avenue
                        Suite 300
                        Morristown, NJ 07960
                        Attention:  Gary Loffredo, Esq.

      with a copy to:

                        Kelley Drye & Warren LLP
                        101 Park Avenue
                        New York, New York 10178
                        Fax No.:  (212) 808-7897
                        Attention:  Jonathan Cooperman, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto pursuant to the terms hereof.

      Section 17.03. NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

      Section 17.04. ENTIRE AGREEMENT. This Agreement and all other documents to be delivered in connection herewith set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them.

      Section 17.04. SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

      Section 17.05. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Christie without the prior written consent of Christie/AIX. AIX and/or Christie/AIX may assign this Agreement, in whole or in part, to any Affiliate of AIX or Christie/AIX or in connection with a financing, special purpose entity, merger or consolidation of AIX or Christie/AIX or a sale of all or substantially all of AIX or Christie/AIX's business. Except as provided in the preceding sentence, this Agreement may not be assigned by Christie/AIX without the prior written consent of Christie. "Affiliate" as used in this Agreement shall mean any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

      Section 17.06. PUBLICITY; ANNOUNCEMENTS. Subject to applicable law, Christie/AIX and Christie shall each be entitled to issue one or more press releases relating to the subject matter of this Agreement and/or the transactions contemplated herein; PROVIDED, HOWEVER, that prior to the issuance of any such press release, the party not issuing such press release shall be entitled to review and provide reasonable comments with respect to such press release, but shall not otherwise be entitled to prevent the issuance thereof.

      Section 17.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. For purposes of this
Agreement, each party hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 17.02. Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

      Section 17.08. CAPTIONS. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

     Section  17.09.  INTERPRETATION.  All pronouns and any  variations  thereof

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shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons referred to may require.

     Section 17.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               CHRISTIE/AIX, INC.

                               By   /s/ A. Dale Mayo
                                  ------------------------------
                                  Name:  A. Dale Mayo
                                  Title: CEO


                               ACCESS INTEGRATED TECHNOLOGIES, INC.

                               By   /s/ A. Dale Mayo
                                  ------------------------------
                                  Name:  A. Dale Mayo
                                  Title: President/CEO


                               ACCESS DIGITAL MEDIA, INC.

                               By   /s/ A. Dale Mayo
                                  ------------------------------
                                  Name:  A. Dale Mayo
                                  Title: CEO


                               CHRISTIE DIGITAL SYSTEMS USA, INC

                               By   /s/ John M. Kline
                                  ------------------------------
                                  Name:  John M. Kline
                                  Title: President/COO

                                       13
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